                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                      THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 1)



                              ARADIGM CORPORATION
               -------------------------------------------------
                               (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
               -------------------------------------------------
                        (Title of Class of Securities)

                                  038505-10-3
                   ----------------------------------------
                     (CUSIP Number of Class of Securities)



                              Page 1 of 15 Pages
                    An Index of Exhibits appears on Page 15

CUSIP No.                     SCHEDULE 13G                   Page 2  of 15 Pages
038505-10-3                  AMENDMENT No. 1

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FRAZIER HEALTHCARE II, L.P.                                 FEIN: 91-1689734

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           636,363

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER
           636,363

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   636,363

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.2%

12 TYPE OF REPORTING PERSON*

   LP

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 2 of 15 Pages
                    An Index of Exhibits appears on Page 15

CUSIP No.                     SCHEDULE 13G                   Page 3  of 15 Pages
038505-10-3                  AMENDMENT No. 1

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FHM II, L.L.C.                                              FEIN:  91-1689731


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           636,363

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER
           636,363

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   636,363

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.2%

12 TYPE OF REPORTING PERSON*

   LLC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 3 of 15 Pages
                    An Index of Exhibits appears on Page 15

CUSIP No.                     SCHEDULE 13G                   Page 4  of 15 Pages
038505-10-3                  AMENDMENT No. 1

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   THE FPRX FUND, L.P.                                         FEIN:  91-1828803


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           10,000

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           10,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   10,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   .1%

12 TYPE OF REPORTING PERSON*

   CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 4 of 15 Pages
                    An Index of Exhibits appears on Page 15

CUSIP No.                     SCHEDULE 13G                   Page 5  of 15 Pages
038505-10-3                  AMENDMENT No. 1

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FRAZIER MANAGEMENT, L.L.C.                                   FEIN: 91-1678546


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           646,363

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           646,363

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   646,363

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.3%

12 TYPE OF REPORTING PERSON*

   LLC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 5 of 15 Pages
                    An Index of Exhibits appears on Page 15

CUSIP No.                     SCHEDULE 13G                  Page 6  of 15 Pages
038505-10-3                  AMENDMENT No. 1

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FRAZIER & COMPANY, INC.                                      FEIN: 91-1526760


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the State of Washington

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           647,363

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           647,363

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   647,363

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.3%

12 TYPE OF REPORTING PERSON*

   CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 6 of 15 Pages
                    An Index of Exhibits appears on Page 15

CUSIP No.                     SCHEDULE 13G                   Page 7  of 15 Pages
038505-10-3                  AMENDMENT No. 1

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Alan D. Frazier                                                SS####-##-####


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           1,849

        6  SHARED VOTING POWER

           647,363

        7  SOLE DISPOSITIVE POWER

           1,849

        8  SHARED DISPOSITIVE POWER

           647,363

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   649,212

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.4%

12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 7 of 15 Pages
                    An Index of Exhibits appears on Page 15

                          AMENDMENTS TO SCHEDULE 13G

ITEM 1(A).  NAME OF ISSUER.

     This Schedule 13G relates to Aradigm Corporation, a California corporation (the "Company").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     The Company's principal executive offices are located at 26219 Eden Landing Road, Hayward, CA 94545.

ITEM 2(A).  NAME OF PERSONS FILING.

     This Schedule 13G relates to each of the following persons:

     .    Frazier Healthcare II, L.P., a limited partnership ("FHII")

     .    FHM II, L.L.C., a limited liability company ("FHMII")

     .    The FPRx Fund, L.P., a limited partnership ("FPRx")

     .    Frazier Management, L.L.C., a limited liability company ("FMLLC")

     .    Frazier & Company, Inc., a Washington corporation ("F&C Inc.")

     .    Alan D. Frazier, as a director and sole shareholder of F&C Inc.

     The general partner of FHII is FHMII, whose managing member is FMLLC. The general partner of FPRx is FMLLC. The managing member of FMLLC is F&C Inc. The sole shareholder of F&C Inc. is Alan D. Frazier.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     The business address of each of the reporting persons is 601 Union Street, Suite 2110, Seattle, Washington 98101.

ITEM 2(C).  CITIZENSHIP.

     FHII and FPRx are limited partnerships organized under the laws of the State of Delaware. FHMII and FMLLC are limited liability companies organized under the laws of the State of Delaware. F&C Inc. is a corporation organized under the laws of the State of Washington. Mr. Frazier is a United States citizen.


                              Page 8 of 15 Pages
                    An Index of Exhibits appears on Page 15

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

     This Schedule 13G relates to the Company's common stock, no par value (the "Common Stock").

ITEM 2(E).  CUSIP NUMBER.

     The CUSIP Number for the Company's Common Stock is 038505-10-3.

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)[_]  Broker or dealer registered under Section 15 of the Act,

     (b)[_]  Bank as defined in Section 3(a)(6) of the Act,

     (c)[_]  Insurance Company as defined in Section 3(a)(19) of the Act,

     (d)[_] Investment Company registered under Section 8 of the Investment Company Act,

     (e)[_] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

     (f)[_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

     (g)[_]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G),

     (h)[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                NOT APPLICABLE.

Item 4.  Ownership.

     The following describes the ownership of Common Stock by FHII and FHMII as of December 31, 1997:

     (a)  Amount beneficially owned:  636,363(1)

     (b)  Percent of class:  6.2%

     (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote:  0

               (ii) Shared power to vote or to direct the vote:  636,363(1)(2)

                              Page 9 of 15 Pages
                    An Index of Exhibits appears on Page 15

               (iii) Sole power to dispose or to direct the disposition of:  0

               (iv)  Shared power to dispose or to direct the disposition of:
                     636,363(1)(2)

     (1) Represents shares held of record by FHII, of which FHMII is the general partner.

     (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among all of the reporting persons except FPRx. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     The following describes the ownership of Common Stock by FPRx as of December 31, 1997:

     (a)  Amount beneficially owned:  10,000

     (b)  Percent of class:  .1%

     (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:  0

               (ii)  Shared power to vote or to direct the vote:  10,000(1)

               (iii) Sole power to dispose or to direct the disposition of:  0

               (iv)  Shared power to dispose or to direct the disposition of:
                     10,000(1)

     (1) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among each of FPRx, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     The following describes the ownership of Common Stock by FMLLC, as of December 31, 1997:

     (a)  Amount beneficially owned:  646,363(1)

     (b)  Percent of class:  6.3%

     (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:  0

               (ii)  Shared power to vote or to direct the vote:  646,363(1)(2)

               (iii) Sole power to dispose or to direct the disposition of:  0


                              Page 10 of 15 Pages
                    An Index of Exhibits appears on Page 15

               (iv) Shared power to dispose or to direct the disposition of:
                    646,363(1)(2)

     (1) Represents (i) 636,363 shares of Common Stock held of record by FHII, of which FHMII is the general partner, of which FMLLC is the managing member, and (ii) 10,00 shares of Common Stock held of record by FPRx, of which FMLLC is the general partner. F&C Inc. is the managing member of FMLLC. Mr. Frazier is the sole shareholder of F&C Inc. and may be deemed to be the beneficial owner of stock beneficially held by such limited partnerships and limited liability company. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     (3) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among FMLLC, F&C Inc. and Mr. Frazier.

     The following describes the ownership of Common Stock by F&C Inc. and Mr. Frazier as of December 31, 1997:

     (a)  Amount beneficially owned:  649,212(1)(2)

     (b)  Percent of class:  6.4%

     (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:  1,849(2)

               (ii)  Shared power to vote or to direct the vote:  647,363(1)(3)

               (iii) Sole power to dispose or to direct the disposition of:
                     1,849(2)

               (iv)  Shared power to dispose or to direct the disposition of:
                     647,363(1)(3)

     (1) Includes (i) 636,363 shares of Common Stock held of record by FHII, of which FHMII is the general partner, of which FMLLC is the managing member, of which F&C Inc. is the managing member, (ii) 10,000 shares of Common Stock held of record by FPRx, of which FMLLC is the general partner, of which F&C Inc. is the managing member, and (iii) 1,000 shares of Common Stock held of record by F&C Inc. Mr. Frazier is the sole shareholder of F&C Inc. and may be deemed to be the beneficial owner of stock beneficially held by such limited partnerships and limited liability company. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     (2)  Represents shares of Common Stock held of record by Alan D. Frazier.


                              Page 11 of 15 Pages
                    An Index of Exhibits appears on Page 15

     (3) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared between F&C Inc. and Mr. Frazier.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable.


                              Page 12 of 15 Pages
                    An Index of Exhibits appears on Page 15

                                   SIGNATURE

     The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 10, 1998

                              FRAZIER HEALTHCARE II, L.P.
                              By:  FHM II, L.L.C.
                                 Its General Partner
                              By: Frazier Management, L.L.C.
                                 Its Managing Member
                              By: Frazier & Company, Inc.
                                 Its Managing Member


                              By /s/ Alan D. Frazier
                                -------------------------
                                 Alan D. Frazier, President

                              FHM II, L.L.C.
                              By: Frazier Management, L.L.C.
                                 Its General Partner
                              By: Frazier & Company, Inc.
                                 Its Managing Member


                              By /s/ Alan D. Frazier
                                ------------------------
                                 Alan D. Frazier, President

                              THE FPRX FUND, L.P.
                              By: Frazier Management, L.L.C.
                                 Its General Partner
                              By: Frazier & Company, Inc.
                                 Its Managing Member


                              By /s/ Alan D. Frazier
                                -------------------------
                                 Alan D. Frazier, President


                              Page 13 of 15 Pages
                    An Index of Exhibits appears on Page 15

                              FRAZIER MANAGEMENT, L.L.C.
                              By: Frazier & Company, Inc.
                                 Its Managing Member


                              By /s/ Alan D. Frazier
                                ------------------------
                                 Alan D. Frazier, President

                              FRAZIER & COMPANY, INC.


                              By /s/ Alan D. Frazier
                                -------------------------
                                 Alan D. Frazier, President, Director and
                                 Shareholder


                                 /s/ Alan D. Frazier
                              -------------------------
                              Alan D. Frazier


                              Page 14 of 15 Pages
                    An Index of Exhibits appears on Page 15

                                 EXHIBIT INDEX


     (1) Statement required by reporting persons pursuant to Rule 13d-1(f)(1) (see signature page).


                              Page 15 of 15 Pages
                    An Index of Exhibits appears on Page 15